Exhibit 10.9

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. The redacted terms have been marked at the appropriate place with “[XXX]”.

SULFURIC ACID SUPPLY AGREEMENT (US & CANADA)

THIS SULFURIC ACID SUPPLY AGREEMENT (US & CANADA) (this “Agreement”) is made as of May 31, 2022 (the “Execution Date”),

BETWEEN	GLENCORE LTD., a corporation existing under the laws of Switzerland having a branch office at 330 Madison Avenue, New York, NY 10017, USA Hereinafter called “Glencore”

AND	NORFALCO LLC, a limited liability company existing under the laws of the State of Delaware having an office at 330 Madison Ave., New York, NY 10017, USA Hereinafter called “NorFalco”

AND

NORFALCO SALES, A DIVISION OF GLENCORE CANADA CORPORATION,

a corporation existing under the laws of the Province of Ontario having an office at 100 King Street West, Suite 6900, P.O. Box 405, Toronto, ON M5X 1E3, Canada

Hereinafter called “NorFalco Sales” and together with Glencore and NorFalco, the “Seller Group”

AND

LI-CYCLE HOLDINGS CORP.,

a corporation existing under the laws of the Province of Ontario having an address at 207 Queen’s Quay West, Suite 590, Toronto, Ontario, M5J 1A7, Canada

Hereinafter called “Li-Cycle”

AND

LI-CYCLE NORTH AMERICA HUB, INC.,

a corporation existing under the laws of the State of Delaware having an address at 100 Latona Rd. Eastman Business Park, Bldg. 350, Rochester, New York 14652, USA

Hereinafter called “NA HubCo”

RECITALS:

WHEREAS Seller Group is a leading global producer and marketer of commodities; and

WHEREAS Seller Group wishes to supply to Li-Cycle and its Affiliates, and Li-Cycle wishes to purchase (or cause its Affiliates to purchase) from Seller Group, sulfuric acid for use in those Hubs now or hereafter existing in the United States and Canada (collectively, the “North American Hubs”); and

WHEREAS Glencore and Li-Cycle have entered into that certain Master Commercial Agreement (the “Master Agreement”) as of the Execution Date; and

WHEREAS this Agreement is intended to be a Commercial Agreement within the meaning of the Master Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	RELATIONSHIP TO MASTER AGREEMENT

This Agreement is governed by and subject to the terms and conditions of the Master Agreement, which is incorporated herein by reference. In the event of any conflict between this Agreement and the Master Agreement, the relevant provision of the Master Agreement will prevail unless this Agreement expressly states the provisions of the Master Agreement that it is intended to supersede.

2.	DEFINITIONS

Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Master Agreement. All other capitalized terms in this Agreement have the following meanings:

“Agreement” has the meaning given in the Preamble;

[XXX]

“Buyer” means, as applicable, NA HubCo and any other Affiliate of Li-Cycle that may become a party to this Agreement and purchase Product from Seller Group pursuant to and in accordance with this Agreement;

“Contract Year” has the meaning given in Section 8(d);

“Contract Year 1” has the meaning given in Section 8(a);

“Contract Year 2” has the meaning given in Section 8(d);

“Execution Date” has the meaning given in the Preamble;

“Destination” has the meaning given in Section 9;

“Embargo” has the meaning given in Section 22;

“Fuel Surcharge” has the meaning given in Section 8(f)(i);

“North American Hubs” has the meaning given in the Recitals;

“North American Hub Start Date” has the meaning given in Section 4(d);

[XXX]

“Master Agreement” has the meaning given in the Recitals;

“Maximum Monthly Quantity” has the meaning given in Section 5(b);

“Minimum Monthly Quantity” has the meaning given in Section 5(b);

“Monthly Purchase Order” has the meaning given in Section 5(c);

“Parties” means, collectively, the Seller Group, Li-Cycle, and NA HubCo;

“Product” has the meaning given in Section 7;

“Railcar Limit” has the meaning given in Section 12;

“Rochester Hub” has the meaning given in Section 4(d);

“Rochester Hub Start Date” has the meaning given in Section 4(d);

“Rolling Forecast” has the meaning given in Section 5(a);

“Safety Review” has the meaning given in Section 24(a);

“Seller” means: (i) NorFalco, for any sale of any Product to any delivery destination in the United States; and (ii) NorFalco Sales, for any sale of any Product to any delivery destination in Canada;

“Special Permit” has the meaning given in Section 22;

“Specifications” means those technical specifications for the Product, as set forth in Exhibit “A”;

“Taxes” has the meaning given in Section 13;

“Technical Review” has the meaning given in Section 24(b);

“Ton” means a short ton, which equals 2,000 pounds; and

[XXX] has the meaning given in Section 8(f)(i).

3.	EXHIBITS

The following Exhibits are attached to and form part of this Agreement:

Exhibit “A”	Specifications

Exhibit “B”	Fuel Surcharge Table

4.	EXCLUSIVE SUPPLY AND PURCHASE

(a)

During the Term and subject to the terms and conditions of this Agreement, Seller Group shall sell to Li-Cycle (or the applicable Buyer), and Li-Cycle (or the applicable Buyer) shall purchase from Seller Group, 100% of the sulfuric acid requirements of Li-Cycle and its Affiliates for the commercial operations of the North American Hubs.

(b)	Except as set forth in this Agreement, Seller Group shall be the exclusive supplier of sulfuric acid to Li-Cycle and its Affiliates for the North American Hubs during the Term.

(c)

This Agreement is for the supply of Product for use by Buyer in the commercial operations of the North American Hubs. Accordingly, Buyer shall not sell or otherwise distribute the Product delivered hereunder to any Third Party.

(d)

Seller Group hereby acknowledges and agrees that: (i) Li-Cycle is currently developing its initial Hub in Rochester, New York (the “Rochester Hub”); and (ii) the date on which the Rochester Hub commences commercial operations (the “Rochester Hub Start Date”) and the date on which any other North American Hub commences commercial operations (each such date, together with the Rochester Hub Start Date, the “North American Hub Start Date”) will be determined by Li-Cycle in its sole and absolute discretion.

5.	QUANTITY, FORECASTS, AND PURCHASE ORDERS

(a)

Commencing on a date that is not less than forty-five (45) Business Days before the Rochester Hub Start Date, Buyer will provide Seller with a continuous, monthly, rolling forecast of the Product tonnage that Buyer expects to order for each North American Hub, which forecast shall cover at least four (4) calendar quarters (the “Rolling Forecast”). Buyer shall update such Rolling Forecast at least monthly.

(b)

Li-Cycle’s latest Rolling Forecast as of the last day of the month one month prior to the end of any calendar quarter will be used to establish: (i) the minimum quantities that Li-Cycle must order from Seller for each month of the next calendar quarter (the “Minimum Monthly Quantity”); and (ii) the maximum monthly quantity that Li-Cycle may order from Seller for each month of the next calendar quarter (the “Maximum Monthly Quantity”). The Monthly Minimum Quantity and Monthly Maximum Quantity for each month during such quarter will be set based on: [XXX].

(c)

No later than ten (10) Business Days before the commencement of each calendar month during the Term, beginning with the calendar month immediately preceding the Rochester Hub Start Date, Buyer shall send via email to Buyer’s NorFalco Customer Service Representative, as designated by Glencore in writing to Li-Cycle, a purchase order for Product (a “Monthly Purchase Order”). Each Monthly Purchase Order must be for a quantity of Product not less than the Minimum Monthly Quantity or greater than the Maximum Monthly Quantity.

(d)

Seller shall deliver the Product to Buyer, and Buyer shall take delivery of the Product from Seller, pursuant to and in accordance with this Agreement and the Monthly Purchase Orders. Seller shall not be obligated to deliver any Product to Buyer in excess of the applicable Maximum Monthly Quantity. Any requests by Buyer for quantities in excess of the Maximum Monthly Quantity will be subject to availability and price negotiations.

6.	EXCEPTIONS

Notwithstanding anything to the contrary contained in this Agreement, Buyer may, without breaching this Agreement, purchase Product: (i) from a Third Party if Buyer reasonably anticipates that a North American Hub may be forced to reduce or stop its operations because of Seller’s failure, whether threatened or actual, to supply Product in accordance with the applicable Monthly Purchase Order; and (ii) in de minimis amounts solely for small-scale bench or laboratory purposes. If Buyer purchases Product from a Third Party in accordance with the foregoing, then the applicable Monthly Purchase Order will be deemed reduced by an amount equal to that purchased from such Third Party.

7.	SPECIFICATIONS

The product to be purchased, sold, and delivered pursuant to and in accordance with this Agreement will be sulfuric acid (“Product”) conforming to the Specifications. The Parties acknowledge and agree that this Agreement only pertains to the sale and purchase of Product conforming to the Specifications. If Buyers require Product having specifications additional to or different than the Specifications, then: (i) the Parties will enter into a separate agreement pertaining to such Product, containing terms and conditions substantially similar to those contained herein; and (ii) the price for such Product will be determined in accordance with Section 8.

8.	PRICE

(a)

Buyer shall send Seller, not less than forty-five (45) Business Days before each anticipated North American Hub Start Date, a written notice setting out such North American Hub Start Date, together with a Rolling Forecast for the applicable North American Hub. Following Seller’s receipt of such notice, the Parties shall negotiate in good faith the mutually acceptable base price of the Product for such North American Hub for the period commencing on the applicable North American Hub Start Date and ending on December 31 of the then-current calendar year (such period, “Contract Year 1”).

(b)

If the Parties do not mutually agree on the base price of the Product for Contract Year 1 before the date that is twenty (20) Business Days before the commencement of Contract Year 1, then the base price of the Product for Contract Year 1 will be established by Seller and equal to [XXX]. For purposes of the foregoing, a “PO account” means a third party that purchases Product from Seller on a normal recurring basis, at a price that can fluctuate monthly or quarterly basis mutual agreement.

(c)

Buyer will have the right to appoint an independent auditor, at Buyer’s expense, [XXX]. The Parties shall complete the placeholders in the following table upon the establishment of the base price by mutual agreement or by the foregoing default calculation, as applicable, and such completed table will apply for the duration of the applicable North American Hub’s Contract Year 1:

Buyer	Delivery Term	Place of Delivery	Shipment Month(s) + Years	Mode	Base Price
[NA HubCo]	DDP	[Rochester Hub]	[•]	[Rail]	[$• per Ton]

(d)

The Parties shall negotiate in good faith the base price of the Product for each North American Hub during the calendar year commencing January 1 of the applicable calendar year immediately following Contract Year 1 and ending December 31 of such subsequent year (inclusive) (“Contract Year 2”) and during each subsequent calendar year of the Term (together with Contract Year 1 and Contract Year 2, each, a “Contract Year”).

(e)	If the Parties do not mutually agree on such base price [XXX] (other than Contract Year 1, which shall be governed by Sections 8(a), 8(b), and 8(c)), then [XXX]:

[XXX]         =         [XXX]

(f)	In addition to any other price adjustment provisions in this Agreement:

(i)

Li-Cycle agrees to pay a fuel surcharge (a “Fuel Surcharge”) on all truck and rail shipments. The applicable fuel surcharge for deliveries of Product during a given month will be based on [XXX]. [XXX]. The Fuel Charge shall be determined in accordance with the table attached hereto as Exhibit “B” (Fuel Surcharge Table), which contains a sliding scale showing the applicable Fuel Surcharge for any given [XXX]; and

(ii)

During the Term, Seller shall be entitled to increase the base price per Ton for the Product by [XXX]. Buyer may appoint an independent auditor, at Buyer’s expense, to verify any increases in the base price made by Seller Group pursuant to this Section. Any such audit will have a look-back period equal to [XXX].

9.	DELIVERY TERMS

Seller shall cause each shipment of Product to be delivered to the designated place of delivery for each North American Hub (the “Destination”), and in accordance with the delivery terms set forth in Section 8. Where the applicable delivery term is DAP or DDP Li-Cycle’s premises, title and risk of loss or damage to the Product will pass from Seller to Buyer at such time as the arriving means of transport enters the Buyer’s premises. Where the applicable delivery term is another Incoterm, the risk of loss or damage to the Product will transfer in accordance with such Incoterm and title to the Product will transfer simultaneously with risk of loss.

10.	PAYMENT TERMS

(a)

Terms of payment will be [XXX] days from the date on which Buyer receives the relevant invoice; provided that any invoice issued electronically to Buyer via email or other electronic delivery system will be deemed received on the same day as issued by Seller.

(b)

Payment will occur when Seller receives immediately available funds from Buyer. Buyer shall remit payments to the location and in the manner directed by Seller. If Buyer elects to pay by EFT or ACH, then Buyer shall ensure deposit funds are in Seller’s account on or prior to the due date. If the due date falls on a day other than a Business Day, then payment shall be made the Business Day preceding the due date. If Buyer pays by check, then payment should be mailed a sufficient time prior to the due date so that payment is received by Seller on or prior to the due date. Li-Cycle agrees to pay on demand interest on overdue amounts at a rate equal to the lesser of [XXX] or the highest rate permitted by applicable law from the due date until paid. Li-Cycle agrees to pay Seller’s costs of collection of overdue invoices, including, but not limited to, attorneys’ fees. Li-Cycle shall pay all invoices in full, without any set off or withholding.

11.	DEMURRAGE. The following demurrage and other charges will become due and payable by Buyer in accordance with the payment terms set forth in Section 10:

(a)

Railcar. The demurrage charge for railcars will be: [XXX]. The demurrage charges will be calculated monthly based on the average number of days that cars are held from constructive placement to empty release for all cars released empty each given month.

(b)

Tank Trucks. Buyer shall pay the full amount of actual demurrage charged by the trucking company directly to the trucking company; provided that in the event Seller pays such demurrage charged, Buyer shall reimburse Seller for the amount paid by Seller plus an administrative processing fee of [XXX].

12.	RAILCAR LIMIT

Seller has the right to suspend shipments of Product to Buyer if Buyer has more than [XXX] railcars on site (empty or loaded) (the “Railcar Limit”). In such event, Seller may suspend, without liability, any existing and future shipments of Product hereunder until such time as Buyer reduces the number of railcars on site to the Railcar Limit or fewer.

13.	TAXES

All taxes, duties, fees and other impositions (“Taxes”) that may be levied, charged, assessed, or imposed by or payable to any Federal, provincial, state, local, municipal, or other governmental authority pursuant to this Agreement or any amount payable hereunder, or upon the Product or the sale or use of the Product will be assumed by and charged to Buyer on the same terms as those set forth in Section 10, and Buyer shall pay directly all such Taxes or reimburse Seller therefor. In those cases in which the laws, regulations, or ordinances at the delivery destination impose upon Seller the obligation to report, to collect, or to pay such Taxes, Buyer shall deliver to Seller proper evidence of tax exemption as required or permitted by law to establish exemptions from such Taxes.

14.	SPECIAL TRANSPORTATION

Buyer agrees to pay for: (i) any unusual and extraordinary transportation costs or expenses incurred as a result of events directly caused by Buyer, such as emergency or late order placement, and not directly attributable to a deficiency by Seller in making shipments per agreed upon ship dates; and (ii) any additional costs or expenses incurred in connection with, at Buyer’s request, delivering of the Product during non-business hours, including, without limitation, on Saturday or Sunday and (iii) direct, out-of-pocket demurrage charges incurred by Seller.

15.	THIRD PARTY DEMURRAGE, STORAGE AND OTHER CHARGES

In addition to any demurrage, storage and other similar charges set forth in this Agreement, Buyer shall be responsible for all demurrage, storage and other similar charges (including charges for truck air required by Buyer’s site(s)) assessed by third-party carriers, including any vessel, railway or tank truck carrier.

16.	WEIGHTS AND MEASURES

The weight and assay of the Product delivered hereunder will be determined by Seller. Seller’s bill of lading weights and measurements of assay will govern settlement, unless proven to be in error. In the event of a dispute, an independent determination of weight and chemical analysis by a recognized surveyor or laboratory familiar with sulfuric acid will be accepted by both Parties.

17.	INSURANCE

Each Party shall maintain an adequate level of insurance (minimum of [XXX] per occurrence) with respect to any damage, liability, or injury claims that may arise in connection with its ownership and/or handling of the Product. Additionally, Buyer shall add Seller as an additional insured with respect to any damage, liability, or injury claims that arise after the Product is delivered to the Destination, and it shall provide Seller with evidence of such addition prior to the first shipment hereunder.

18.	PRODUCT KNOWLEDGE

Each Party represents that its relevant employees are knowledgeable about the Product and its safe handling, that it has received and is familiar with Seller’s labeling and literature concerning the Product sold hereunder, and that it will forward such information to its employees who handle or process the Product. An up-to-date Safety Data Sheet (SDS) and other Product and handling information can be found at www.norfalco.com.

19.	SELLER WARRANTIES

(a)	Seller hereby represents and warrants to Buyer that, upon delivery, Seller will have good, valid, and marketable title to the Product, free from all liens, judgments, and other encumbrances.

(b)

Seller hereby represents and warrants to Buyer that, upon delivery, the railcar or other means of transport for the Product will be placarded in accordance with all applicable laws, rules, and regulations.

(c)	Seller hereby represents and warrants to Buyer that, upon delivery, the Product will conform to the Specifications.

(d)

Subject to Section 16, if the Product does not conform to the foregoing warranties, then Seller shall replace the affected Product and Buyer shall cooperate with Seller in connection with remedying the non-conformity and returning or disposing of, on Seller’s instructions and at Seller’s expense, any nonconforming Product.

(e)

EXCEPT AS SET FORTH IN THE MASTER AGREEMENT, SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, OF OR WITH RESPECT TO THE PRODUCT OR THE PERFORMANCE THEREOF, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY EXCLUDED.

(f)

Buyer acknowledges that the remedies set forth in this Section 19, together with any applicable remedies set out in the Master Agreement, will be Buyer’s sole and exclusive remedies for the delivery of Product that does not conform to the foregoing warranties.

20.	DAMAGES

No claim by Li-Cycle of any kind with respect to non-conforming Product, whether or not based on negligence, shall be greater in amount than the purchase price of the Product in respect of which such damages are claimed; and failure to give notice of such claim within forty-five (45) days from the date the Product arrives at the destination, or the date fixed for delivery (in the case of non-delivery), shall constitute a waiver by Li-Cycle of all claims in respect of such Product.

21.	GOVERNMENT ACTION

If any government action should place limitations on the prices provided for in this Agreement such that it would be illegal or against public or government policy for Seller to charge, assess or receive the full amount of or to increase such prices as determined by this Agreement, then Seller shall have the option to: (i) subject to Buyer’s approval, continue to perform under this Agreement subject to adjustments in prices that Seller may deem necessary to comply with such government action; (ii) revise this Agreement, subject to Buyer’s approval, to most nearly accomplish the original intent of this Agreement; (iii) terminate this Agreement without liability for any damages; or (iv) continue to perform its obligations under the Agreement.

22.	EMBARGO

If a rail carrier imposes an embargo or takes any similar action that adversely affects Seller’s ability to ship railcars of Product to the applicable Destination (each such event, an “Embargo”) and the applicable shipment Mode specified in this Agreement is “Rail”, then Seller may, but will not be obligated to, ship Product to such Destination during the Embargo. If a rail carrier imposes an Embargo and shippers may apply for a special permit or license to ship notwithstanding such Embargo (a “Special Permit”), then Seller shall have no obligation to seek or obtain a Special Permit. If an Embargo impacts shipments to the applicable Destination and Seller desires to ship Product to such Destination via rail notwithstanding such Embargo, then: (i) Seller shall notify Buyer of the Embargo in writing; (ii) Seller shall provide Buyer of an estimate of the additional costs, fees, and expenses, if any, associated with shipping the Production to such destination during the Embargo; and (iii) Buyer may, at its option, elect to: (A) continue with the shipment of Product via rail and be responsible for such additional costs, fees, and expenses; (B) direct Seller to ship the Product via tank trucks and be responsible for any additional costs, fees, and expenses; or (C) terminate that portion of the Monthly Purchase Order impacted by the Embargo and source Product from a Third Party.

23.	FINANCIAL CAPABILITY

In the event Buyer fails to meet its payment obligations under this Agreement or fails to fulfill its obligations to receive shipments of the Product under this Agreement, or if Seller at any time has any reasonable doubt as to Li-Cycle’s financial responsibility or ability to pay the amounts due hereunder, Seller may, in its sole discretion and without liability, decline to make further shipments except upon receipt of cash or other satisfactory security.

24.	SAFETY AND TECHNICAL REVIEWS

(a)

No more than once per calendar year, Seller may (but shall not be obligated to) conduct a safety review of the North American Hubs to determine whether and to what extent Buyer is taking reasonable steps to protect persons, property, and the environment from those dangers commonly associated with the Product (each, a “Safety Review”).

(b)

No more than once per calendar year, Seller may (but shall not be obligated to) also conduct a technical review of the North American Hubs to determine whether and to what extent: (i) the North American Hubs have infrastructure, including, without limitation, storage tanks, pipelines, and pumps, appropriate for storing, moving, and otherwise handing the Product; and (ii) Buyer has implemented policies and procedures appropriate to handling the Product, including, without limitation, the mandatory use of certain personal protective equipment (each, a “Technical Review”).

(c)

All Safety Reviews and Technical Reviews will be conducted: (i) at Seller’s sole discretion, cost, and risk; (ii) after providing Buyer with at least thirty (30) calendar days’ prior written notice; (iii) during Buyer’s normal business hours; (iv) in a manner that does not disrupt Buyer’s normal business operations; and (v) pursuant to and in accordance with all policies and procedures applicable to the North American Hubs. The results of all Safety Reviews and Technical Reviews, and all communications relating thereto, will be kept strictly confidential in accordance with the terms of the section of the Master Agreement titled “Confidentiality”.

(d)

If Seller conducts a Safety Review or a Technical Review and produces a written report summarizing such Safety Review or Technical Review, then Seller shall, at no cost to Buyer, provide Buyer with a full and unredacted copy of such report.

(e)

If, after conducting a Safety Review or a Technical Review, Seller reasonably believes that Buyer is not taking reasonable measures to protect persons, property, or the environment from those dangers commonly associated with the Product, then Seller shall provide Buyer with written notice detailing such belief. Buyer shall consider all such notices in good faith and take reasonable steps to implement any recommendations contained therein.

(f)

If Seller provides guidance or advice to Buyer during or in connection with any Safety Review or Technical Review, then: (i) Seller does so only as a courtesy to Buyer and not as a licensed professional or technical advisor; (ii) Buyer shall hold Seller harmless from any and all Losses relating to such guidance or advice; (iii) Buyer shall waive any claims that it may have relating to such guidance or advice, including, without limitation, claims of detrimental reliance; and (iv) Buyer shall indemnify, defend and hold harmless Seller from and against any Losses incurred by Seller arising out of or in connection with any third-party claims brought against Seller arising out of or relating to such guidance or advice.

25.	LIABILITY

Except to the extent caused by Seller or its employees or agents or relating to a breach of this Agreement by Seller, Seller shall not be liable to Buyer for any personal injury, death, property, environmental, or other damage arising out of or resulting from the handling, possession, processing, resale, use, or disposal of the Product, whether alone or in combination with other substances. Buyer shall indemnify, defend, and hold harmless Seller from and against any and all Losses relating thereto.

26.	TERM AND TERMINATION

(a)	This Agreement begins on the Start Date and continues for the Term, both as defined in the Master Agreement.

(b)	This Agreement may be terminated in accordance with: (i) the Master Agreement; or (ii) Section 21 (Government Action).

(c)

If this Agreement expires or is terminated and a Monthly Purchase Order is then outstanding and not terminated, then this Agreement will continue to govern such Monthly Purchase Order until the Parties satisfy their respective obligations thereunder.

27.	SULFURIC ACID SUPPLY FOR HUBS OUTSIDE OF THE UNITED STATES AND CANADA

It is the mutual intent of Li-Cycle and Glencore that, during the Term (as defined in the Master Agreement), Glencore or its Affiliates shall supply to Li-Cycle or its Affiliates, and Li-Cycle or its Affiliates shall purchase from Glencore or its Affiliates, one hundred percent (100%) of the sulfuric acid requirements of Li-Cycle and its Affiliates for the commercial operations of Hubs outside of the United States or Canada.

Accordingly, if Li-Cycle determines, in its sole and absolute discretion, to construct and operate a new Hub in a country other than the United States or Canada, then: (i) Li-Cycle shall provide Glencore with written notice of such determination, at least Three Hundred Sixty (360) days prior to the anticipated start date of commercial operations at such Hub, identifying the location of such Hub, its anticipated start date of commercial operations, and a non-binding forecast of the sulfuric acid requirements for such Hub during its first year of commercial operations; and (ii) Li-Cycle and Glencore shall use commercially reasonable efforts to enter into a supply agreement for Product for such Hub on terms and conditions substantially similar to those contained in this Agreement (except for price, delivery location, mode of transportation, product specifications, and any other terms specific to the North American Hub); provided, however, that such terms and conditions will be adjusted as may be necessary or desirable in view of the relevant jurisdictions and counterparties (including, without limitation, in the case of any Hub located in the European Union, provisions to address compliance with Regulation EC no. 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACh) and/or Regulation (EC) No 1272/2008 of the European Parliament and of the Council on Classification, Labelling and Packaging of Substances and Mixtures (CLP) and EU Regulation 2019/1148 or any similar successor laws or regulations as may then be in effect).

28.	COUNTERPARTS AND ELECTRONIC EXECUTION

This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument. Counterparts may be delivered by electronic transmission and the Parties adopt any signatures so received as original signatures of the Parties.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Execution Date.

GLENCORE LTD.

By:	/s/ Kunal Sinha
Name: Kunal Sinha
Title: Head of Recycling

NORFALCO LLC

By:	/s/ Thomas Hobbs
Name: Thomas Hobbs
Title: Executive Senior Vice President

NORFALCO SALES, A DIVISION OF GLENCORE CANADA CORPORATION

By:	/s/ Vince D’Amico
Name: Vince D’Amico
Title: Logistics and Procurement

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

LI-CYCLE NORTH AMERICA HUB, INC.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and CEO

[Signature Page to Sulfuric Acid Supply Agreement]

EXHIBIT “A”

Specifications

[XXX]

EXHIBIT “B”

FUEL SURCHARGE TABLE

[XXX]